EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements (Nos. 333-45476, 333-34719, 333-48889, 333-39403, 333-69688 and 333-135578) on Form S-8 and Registration Statements (Nos. 333-205051 and 333-210157) on Form S-3 of Giga-tronics Incorporated (the “Company”) of our report dated June 7, 2016 relating to the consolidated financial statements (which report expresses an unqualified opinion and includes an explanatory paragraph regarding matters that raise substantial doubt about the Company’s ability to continue as a going concern), appearing in this Annual Report on Form 10-K.

/s/ Crowe Horwath LLP

San Francisco, California

June 7, 2016